UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Although the Registrant entered into the employment agreement with Mr. Gordon on August 8, 2014, the Registrant elected, pursuant to the instruction to paragraph (c) of Item 5.02 of Form 8-K, to delay the filing of this Form 8-K until October 2, 2014, the day on which the Registrant made a public announcement of the appointment of Mr. Gordon as the Registrant’s Chief Executive Officer.

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 5.02 (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) is hereby incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, Odyssey Marine Exploration, Inc. (“Odyssey”) disclosed that Mark D. Gordon, Odyssey’s President and Chief Operating Officer, would replace Gregory P. Stemm as Chief Executive Officer. On August 8, 2014, Odyssey and Mr. Gordon entered into an employment agreement providing for Mr. Gordon to assume the position of Chief Executive Officer, and Mr. Gordon assumed that position on October 1, 2014. The employment agreement is for an initial term of three years and will automatically renew for successive one-year periods unless terminated by Odyssey or Mr. Gordon upon notice given prior to the end of the initial term or any renewal term.

Mr. Gordon has served as Odyssey’s President and Chief Operating Officer since October 2007 and as a Director since January 2008. He was named Executive Vice President of Sales in January 2007, in which capacity he was responsible for the Attraction, Business Development and Retail Merchandising operations for the Company. He joined Odyssey in June 2005 as Director of Business Development. Prior to joining Odyssey, Mr. Gordon started, owned, and managed four different entrepreneurial ventures from 1987 to 2003. Mr. Gordon received a B.S. degree in Business Administration in 1982 and an MBA degree in 1983 from the American University.

Pursuant to the employment agreement, Mr. Gordon will be paid a salary of not less than $350,000, subject to review at least annually. Mr. Gordon is also entitled to participate in Odyssey’s performance-based annual bonus plan (which provides for a target bonus of no less than 70.0% of Mr. Gordon’s salary) and Odyssey’s long-term annual incentive program (which provides for a target value of no less than 125.0% of Mr. Gordon’s salary). Mr. Gordon also received the following equity awards under Odyssey’s 2005 Stock Incentive Plan:

•	a restricted stock award of 100,000 shares of common stock that vested immediately; and

•	a restricted stock unit representing 500,000 shares of common stock that will vest in 25.0% increments when the average closing share price of Odyssey’s common stock for any 20 consecutive trading days reaches $3.50, $4.00, $4.50, and $5.00, subject to Mr. Gordon’s continued employment. Subject to specified conditions, unvested shares will vest upon a change in control of Odyssey, and any unvested shares will be forfeited five years after the date of grant.

Mr. Gordon’s employment may be terminated at any time by Odyssey with or without cause (as defined in the employment agreement) or by Mr. Gordon with or without good reason (as defined in the employment agreement). If Mr. Gordon’s employment is terminated by Odyssey without cause, by Mr. Gordon with good reason, or if Odyssey elects not to renew the employment agreement at the end of the initial term or any renew term, Mr. Gordon will be entitled to receive (a) his salary and earned annual bonus or long-term incentive compensation through the date of termination (the “Accrued Obligations”); (b) an amount equal to 200.0% of his salary and target annual incentive award for the year in which termination occurs; (c) a prorated incentive award or bonus for the year in which termination occurs; (d) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents. All outstanding unvested stock options and restricted stock awards (other than the initial grant described above) will become fully vested, and 50.0% of the initial grant of restricted stock will become fully vested, with the balance to vest or be forfeited in accordance with the initial award agreement.

If Mr. Gordon’s employment is terminated by Odyssey with cause, by Mr. Gordon without good reason, or if Mr. Gordon elects not to renew the employment agreement at the end of the initial term or any renew term, Odyssey will have no further payment obligations to Mr. Gordon other than for the Accrued Obligations.

The employment agreement further provides for the vesting of all outstanding unvested stock options and restricted stock awards (other than the initial grant described above) upon a change in control (as defined in the employment agreement). If Mr. Gordon’s employment is terminated by him for good reason or by Odyssey without cause (excluding death or disability) within 24 months after a change in control, Mr. Gordon will be entitled to receive (a) the Accrued Obligations; (b) an amount equal to 250.0% of his salary and target annual incentive award for the year in which termination occurs; (c) a prorated incentive award or bonus for the year in which termination occurs; (d) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents. All outstanding unvested stock options and restricted stock awards will become fully vested, with all options being exercisable for the remainder of their full term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: October 2, 2014	By:	/s/ Philip S. Devine
Philip S. Devine
Chief Financial Officer